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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to Section 240.14a-12
SUREBEAM CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUREBEAM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2002

TO THE STOCKHOLDERS OF SUREBEAM CORPORATION:

        You are cordially invited to attend the 2002 Annual Meeting of Stockholders of SureBeam Corporation, which will be held at the SureBeam Corporate Headquarters, 3033 Science Park Road, San Diego, California 92121, on Thursday, May 23, 2002, at 9:00 a.m. Pacific time, to consider and act upon the following matters:

  (1)
  To elect two Class I Directors;

  (2)
  To amend the terms of the SureBeam 2000 Stock Option and Incentive Plan to increase the number of shares available for issuance under the plan;

  (3)
  To ratify the appointment of KPMG LLP as our independent public accountants for fiscal year ending December 31, 2002; and

  (4)
  To transact such other business as may properly come before the meeting.

        The record date for the determination of the stockholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 29, 2002. A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the location of the Annual Meeting on May 23, 2002, and during ordinary business hours for ten days prior to the meeting at our principal offices located at 3033 Science Park Road, San Diego, California 92121.

        It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy in the enclosed envelope to ensure the presence of a quorum at the Annual Meeting. If you do attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person.

        Your Board of Directors recommends that you vote in favor of the three proposals outlined in the Proxy Statement. Please refer to the Proxy Statement for detailed information on each of the proposals.

By Order of the Board of Directors
/s/ LAWRENCE A. OBERKFELL Lawrence A. Oberkfell President, Chief Executive Officer and Director

3033 Science Park Road
San Diego, California 92121
(858) 552-9480
April 19, 2002

WE URGE STOCKHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD

SUREBEAM CORPORATION
3033 Science Park Road
San Diego, California 92121

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2002

        The accompanying proxy is solicited by the Board of Directors (the "Board") of SureBeam Corporation, a Delaware corporation (referred to throughout this Proxy Statement as "SureBeam" or "we" or "our") for use at the Annual Meeting of Stockholders to be held on May 23, 2002 at 9:00 a.m., local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

        The Annual Meeting will be held at 3033 Science Park Road, San Diego, California 92121. The date of this Proxy Statement is April 19, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

Why have I received these materials?

        The accompanying proxy, being mailed to stockholders on or about April 19, 2002, is solicited by the Board of SureBeam in connection with our Annual Meeting of Stockholders that will take place on Thursday, May 23, 2002. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

        Holders of Class A common stock and Class B common stock of SureBeam as of the close of business on March 29, 2002 will be entitled to vote at the Annual Meeting. On March 29, 2002, there were outstanding and entitled to vote 16,823,867 shares of Class A common stock, and 50,000,000 shares of Class B common stock. Sometimes in this Proxy Statement, we refer to the Class A common stock and the Class B common stock together as the Common Stock.

How do I vote my shares at the Annual Meeting?

        If you are a "record" stockholder of Common Stock (that is, if you hold Common Stock in your own name in SureBeam's stock records maintained by our transfer agent, American Stock Transfer & Trust Company), you may complete and sign the accompanying proxy card and return it to SureBeam or deliver it in person.

        "Street name" stockholders of Common Stock (that is, stockholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on such form.

        If you hold Common Stock in a SureBeam Employee Stock Purchase Plan account, you will receive one proxy card for all shares that you own in such an account. That proxy card will serve as a voting instruction card for the administrators of the plan. If you own shares in an Employee Stock Purchase Plan account and do not vote, your shares in the Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

What does it mean if I receive more than one proxy?

        It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, and may be reached at 1-800-937-5449.

Can I change my vote after I return my proxy card?

        Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a written notice of revocation or a proxy bearing a later date or by voting in person at the Annual Meeting.

How many votes am I entitled to?

        If you own Class A common stock, you are entitled to one vote for each share you own with respect to each matter to be voted on at the Annual Meeting. If you own Class B common stock, you are entitled to ten votes for each share you own with respect to each matter to be voted on at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single voting group for all matters to be voted on at the Annual Meeting.

What constitutes a quorum for purposes of the Annual Meeting?

        The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

        The election of Directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors. A plurality means the highest number of "FOR" votes.

        Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter for approval. This means that the votes "FOR" the matter must exceed the votes "AGAINST" the matter.

        A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention on any such matter will have the effect of a negative vote on such matter. If you hold your shares in "street name" through a broker or other nominee, shares represented by "broker non-votes" will be counted in determining whether there is a quorum but will not be counted as votes cast on such matters.

What information do I need to attend the Annual Meeting?

        You will need an admission ticket to attend the Annual Meeting. If you are a record stockholder, an admission ticket is included with this mailing and is attached to the proxy card. If you are a street name stockholder, the stub of your voting instruction form is your admission ticket. If you arrive at the Annual Meeting without an admission ticket, we will admit you if we are able to verify that you are a SureBeam stockholder.

How does the Board recommend that I vote my shares?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  •
  FOR the Directors' proposal to elect the nominated Directors set forth on page 4;

  •
  FOR the Directors' proposal to approve the amendment of the SureBeam 2000 Stock Option and Incentive Plan, as set forth on page 5 and 6; and

  •
  FOR the ratification of the Directors' selection of auditors, as set forth on page 7 and 8.

        With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interests of SureBeam. At the date this Proxy Statement went to press, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

        SureBeam will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. Our employees will not receive any additional compensation for participating in proxy solicitation. We may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

Is there any information that I should know about future annual meetings?

  Stockholder Proposals

        Any stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders (the "2003 Annual Meeting") must deliver the proposal to our Corporate Secretary at 3033 Science Park Road, San Diego, California 92121-1199:

  •
  not later than December 20, 2002, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

  •
  on or after January 23, 2003, and on or before February 22, 2003, if the proposal is submitted pursuant to SureBeam's by-laws, in which case we are not required to include the proposal in our proxy materials.

        If a stockholder proposal is received after March 5, 2003, we may vote in our discretion as to that proposal all of the shares for which we have received proxies for the 2003 Annual Meeting of Stockholders.

I. PROPOSALS

Proposal 1.
Election of Directors

        Our Board consists of three classes, Class I, Class II and Class III, with each class serving for a full three-year term. Messrs. Arme and Oberkfell, both of whom are Class I Directors, are nominees for reelection as Class I Directors at the Annual Meeting. If elected, they will serve a three year term until our 2005 annual meeting. The Class II Directors will be considered for reelection at our 2003 annual meeting. The Class III Directors will be considered for reelection at our 2004 annual meeting. Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

        Unless authorization to do so is withheld, proxies received will be voted FOR the two Class I nominees named on the next page. If any nominee should become unavailable for election before the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the present Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Information with Respect to Nominees and Continuing Directors

        The following table sets forth information as to persons who serve as our Directors:

Name	Age	Position and Offices Held With the Company
Gene W. Ray, Ph.D.	63	Chairman of the Board
Lawrence A. Oberkfell+	48	President, Chief Executive Officer and Director
Susan Golding+	56	Director
John C. Arme*+	66	Director
Michael J. Licata*	59	Director
William C. Hale*	60	Director
James Roth	65	Director

*
Member of the Audit Committee and Compensation Committee.

+
Member of the Nominating Committee.

        Set forth below is biographical information for each person nominated and each person whose term of office as a Director will continue after the Annual Meeting.

Nominees for Reelection at this Annual Meeting (Class I)

        Lawrence A. Oberkfell has served as our President and Chief Executive Officer since November 1999. From December 1995 to November 1999, he held various positions at Anchor Foods Products, Inc., a manufacturer of frozen food appetizers, most recently as Chief Executive Officer. From October 1992 to December 1995, he held various positions at Orval Kent Food Company, a refrigerated salad company, most recently as Chief Executive Officer. Mr. Oberkfell received a B.S. degree from the University of Missouri and an M.B.A. degree from St. Louis University.

        John C. Arme has served as one of our Directors since April 2001. From July 1957 to 1992, Mr. Arme was an accountant at Arthur Andersen & Co., having served as a partner in the firm's audit division since 1972. Since March 1992, he has served as a member of the Board of Directors of St. Ambrose University. Since June 1985, Mr. Arme has served as a member of the board of directors of the Institute of Management Accountants. Mr. Arme received his B.A. degree from St. Ambrose University.

Directors with Terms Expiring in 2003 (Class II)

        Michael J. Licata has served as one of our Directors since June 2001 and has been President and Chief Executive Officer of the International Foodservice Manufacturers Association, a foodservice industry trade association representing 650 food, equipment and supply manufacturers, since March 1977. Mr. Licata is a member of the board of directors of the National Restaurant Association Educational Foundation, the Women's Foodservice Forum and Second Harvest, and is a member of the Editorial Board for I.D. magazine. Mr. Licata received an Honorary Masters from the Culinary Institute of America.

        William C. Hale has served as one of our Directors since February 2002. He has an extensive background in consulting to the food processing and foodservice industries, with an emphasis on marketing and distribution issues. Since 1986, Mr. Hale has served as the President of The Hale Group, Ltd., a global strategic consulting firm serving the food service and related food industries, providers of prepared foods and operators of food delivery systems. He has a Bachelor of Science degree in food science and technology from the University of Massachusetts and an M.B.A. from Boston College.

Directors with Terms Expiring in 2004 (Class III)

        Susan Golding has served as one of our Directors since August 2000. She served as Mayor of San Diego from 1992 to 2000. Prior to serving as Mayor, Ms. Golding chaired the San Diego County Board of Supervisors, served as Deputy Secretary of Business, Transportation and Housing for the State of California and was a member of the San Diego City Council. Ms. Golding received a B.A. degree from Carleton College, an M.A. degree from Columbia University and taught as a Ph.D. fellow at Emory University. Ms. Golding is a director of The Titan Corporation, a diversified technology company that provides information technology, communications and medical equipment sterilization systems and services. The Titan Corporation holds a majority of the voting power of our Common Stock. The Titan Corporation's stock is traded on the New York Stock Exchange. Gene W. Ray, Ph.D. has served as one of our Directors and our Chairman since January 1998. He was a co-founder of Titan Systems, Inc., the parent of which merged into The Titan Corporation in 1985. He served as a director, President and Chief Executive Officer of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of The Titan Corporation since the merger and became Chairman of the Board in 1999. He currently serves on the Board of Directors of The Titan Corporation, a diversified technology company that provides information technology, communications and medical equipment sterilization systems and services. The Titan Corporation holds a majority of the voting power of our Common Stock. The Titan Corporation's stock is traded on the New York Stock Exchange. Dr. Ray received a B.S. degree from Murray State and M.S. and Ph.D. degrees from the University of Tennessee.

        James Roth has served as one of our Directors since April 2002. He was employed by GRC International, Inc. from July 1974 to June 1996 where he held key executive management positions, retiring as President and Chief Executive Officer and serving on its board of directors from January 1992 to November 1998. GRC International is a professional and technical services company whose stock was traded on the New York Stock Exchange until its acquisition by AT&T in 2000. Mr. Roth currently serves on the Board of Directors of The Titan Corporation, a diversified technology company that provides information technology, communications and medical equipment sterilization systems and services. The Titan Corporation holds a majority of the voting power of our Common Stock. The Titan Corporation's stock is traded on the New York Stock Exchange.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MESSRS. OBERKFELL AND ARME AS CLASS I DIRECTORS.

Proposal 2.
Approval of Amendment of the
SureBeam 2000 Stock Option and Incentive Plan

        In August 2000, we adopted and our stockholders approved our 2000 Stock Option and Incentive Plan (the "Plan") for the benefit of our employees, officers, Directors and consultants. An aggregate of 2,170,800 shares of Class A common stock currently are authorized for issuance under the Plan. As of March 29, 2002, we have issued options under the Plan to purchase a total of 821,174 shares of Class A common stock.

        The proposed amendment to the Plan, as adopted by our Board, would serve to increase the number of shares of Class A common stock issuable under the Plan by 3,000,000, bringing the aggregate total number of shares of Class A common stock issuable under the Plan to 5,170,800. The Board believes it is necessary to increase the number of shares of Class A common stock issuable under the Plan in order to continue to attract and retain qualified employees, officers, Directors and consultants. The proposed amendment to the Plan is set forth in Exhibit A to this Proxy Statement.

Eligible Participants

        Employees, including our officers and employee Directors may be selected by the Board to receive an award of incentive stock options under the Plan. Incentive stock options are defined in Section 422 of the Internal Revenue Code (the "Code") of 1986, as amended. Employees, Directors (including non-employee directors), consultants and any other person may be selected by the Board to receive an award of nonstatutory stock options under the Plan. Nonstatutory options do not qualify as incentive stock options under Section 422. Additionally, the Plan permits the granting of stock appreciation rights or SARs, with or independently from options, as well as stock bonuses and rights to purchase restricted stock.

Shares Available

        An aggregate of 2,170,800 shares of Class A common stock were originally available for issuance under the Plan, and, as of March 29, 2002, options to purchase a total of 821,174 shares of Class A common stock have been issued under the Plan, of which 105,696 have been exercised. As of March 29, 2002, participants under the Plan hold options to purchase an aggregate of 715,478 shares of Class A common stock, and the Plan has 1,349,626 shares of Class A common stock available for issuance pursuant to newly-issued options or shares. Upon approval of the proposed amendment to the Plan, an additional 3,000,000 shares of Class A common stock will be available for issuance under the Plan, and an aggregate total of 5,170,800 shares of Class A common stock will be issuable under the Plan. Shares of Class A common stock are issued under the Plan from the authorized and unissued shares of SureBeam or from our treasury shares.

Stock Options

        Stock options are granted pursuant to stock option agreements, the terms of which are set by our Board or a committee appointed by the Board. The exercise price of an option cannot be less than 100% of the fair market value of the Class A common stock on the date of the grant. The exercise price of incentive stock options granted to any person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

Stock Bonuses and Restricted Stock

        The purchase price under any restricted stock purchase agreement under the Plan will not be less than 85% of the fair market value of the Class A common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the Plan are generally non-transferable. No more than 500,000 shares of our Class A common stock may be issued under the Plan other than through options.

Plan Administration

        Our Board administers the Plan. The Board may delegate authority to administer the Plan to a committee appointed by the Board, which must be made up of at least two members of our board, and none of whom shall be an officer or employee of SureBeam. Subject to the terms of the Plan, the Board or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE 2000 STOCK OPTION AND INCENTIVE PLAN.

Proposal 3.
Ratification of Selection of Auditors

        The Board is seeking stockholder ratification of its selection of KPMG LLP to serve as SureBeam's independent auditors for the fiscal year ending December 31, 2002. KPMG LLP has not previously served as our independent auditors.

        Arthur Andersen LLP served as our auditors for 2001 and served as our auditors since our initial public offering on March 16, 2001, and as auditors of our parent corporation, The Titan Corporation, since 1985. This year, in light of events surrounding Arthur Andersen LLP, our Board, upon recommendation of the Board's Audit Committee, has selected KPMG LLP to perform the audit of our 2002 financial statements. The Board of Directors of our parent corporation, The Titan Corporation, has announced that it intends to appoint KPMG LLP to serve as its auditors for the year ended December 31, 2002. The Board believes the change of auditors to be in the best interests of SureBeam and its stockholders.

        Arthur Andersen's reports on our consolidated financial statements for the past two years, since our initial public offering on March 16, 2001, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen's report on our consolidated financial statements for 2001 was issued on an unqualified basis in conjunction with the publication of our Annual Report to Stockholders and the filing of our Annual Report on Form 10-K.

        During our two most recent fiscal years, since our initial public offering on March 16, 2001, and through March 29, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        KPMG LLP will be retained as our auditors for the fiscal year ending December 31, 2002 if this proposal is approved by the holders of a majority of the voting power of the shares represented and voting at the Annual Meeting. If this proposal is not approved by the holders of a majority of the voting power of the shares represented and voting at the Annual Meeting, the Board will reconsider its selection of KPMG LLP as its independent auditors for the fiscal year ending December 31, 2002.

        During our two most recent fiscal years, and through March 29, 2002, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on our financial statements, nor did we (or anyone acting on our behalf) consult with KPMG LLP regarding any other matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

        The aggregate fees paid to Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001 and review of the financial statements included in our Form 10-Qs for the fiscal year ended December 31, 2001 totaled $239,205.

Financial Information Systems Design and Implementation Fees

        We paid no fees to Arthur Andersen LLP for professional services related to financial information systems design and implementation rendered during the fiscal year ended December 31, 2001.

All Other Fees

        We paid fees of $396,900 to Arthur Andersen LLP for other than the services described above, rendered during the fiscal year ended December 31, 2001. These other services included audit and tax services related to our initial public offering and tax planning services related to our domestic and international operations.

        The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining Arthur Andersen LLP's independence. We expect representatives of Arthur Andersen LLP will attend the Annual Meeting and will be available to respond to appropriate questions from stockholders regarding our audit for the year ended December 31, 2001.

        We expect representatives of KPMG LLP will attend the Annual Meeting and will be available to respond to appropriate questions from stockholders.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF KPMG LLP AS AUDITORS OF SUREBEAM FOR FISCAL YEAR 2002.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

        Our Board held a total of six meetings during the fiscal year ended December 31, 2001. During fiscal 2001 all of our Directors attended more than 75% of the meetings of the Board and meetings of committees of the Board on which they served. Among the standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating Committee.

Audit Committee

        The members of the Audit Committee are Messrs. Hale (Chairman), Arme and Licata. The Audit Committee meets with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. The Audit Committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. The independent auditors meet privately with the Audit Committee and have unrestricted access to this committee. The Audit Committee recommends to our Board the appointment of the independent auditors. Each of Messrs. Hale, Arme and Licata meet the Nasdaq independence requirements for membership on an audit committee. The Audit Committee held three meetings during fiscal 2001. See "Audit Committee Information—Report of Audit Committee" on page 10 for more information.

Compensation Committee

        Our Compensation Committee was established as of August 1, 2001, with the appointment of Messrs. Arme, Licata, Oberkfell and Ray and Ms. Golding. As of February 21, 2002, the previous members of the Compensation Committee were replaced with Messrs. Arme, Hale and Licata (Chairman), all of whom are non-employee Directors. The functions of this committee include administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The Compensation Committee held one meeting during fiscal 2001.

Nominating Committee

        Our Nominating Committee was established as of February 21, 2002. The members of the Nominating Committee are Messrs. Arme and Oberkfell and Ms. Golding. The functions of this committee include recommending to our full Board nominees for election as Directors. Prior to the establishment of the Nominating Committee, its functions were performed by the entire Board.

        Although there is no formal procedure for stockholders to recommend nominees for the Board, the Nominating Committee will consider such recommendations if received one hundred twenty (120) days in advance of the Annual Meeting of Stockholders. Such recommendations should be addressed to the Nominating Committee at our address and provide all information relating to such person that the stockholder desires to nominate that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act").

How are Directors compensated?

        For fiscal 2001, all non-employee Directors received an annual retainer of $25,000. The Directors may elect to receive this retainer fee in cash or Class A common stock. The closing price of our Class A common stock on the first day of each quarter will be used to determine the number of shares of Class A common stock to be distributed. Each non-employee Director, other than Directors who were directors of Titan when they joined the SureBeam Board, is also entitled to receive a one-time inaugural grant of an option to acquire 25,000 shares of Class A common stock at a price per share equal to the closing price per share of the Class A common stock as reported on the Nasdaq National Market as of the date of the grant. The non-employee Director options vest over a period of four years from the date of the grant.

        Mr. Licata's inaugural options are exercisable at a price of $12.00 per share. Mr. Arme's inaugural options are exercisable at a price of $7.51 per share. Mr. Hale's inaugural options are exercisable at a price of $6.11 per share.

        Directors do not receive separate meeting fees; however, their out-of-pocket costs incurred as a result of attending and participating in meetings of the Board are reimbursed by SureBeam. We do not provide a retirement plan for our non-employee Directors.

AUDIT COMMITTEE INFORMATION

Report of Audit Committee

        The Audit Committee acts under a written charter adopted and approved by the Board. A copy of the charter is attached to this Proxy Statement as Exhibit B. The Audit Committee reviews SureBeam's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that SureBeam's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

        The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from SureBeam and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

        The Audit Committee has also considered whether the independent auditors' provision of non-audit services to SureBeam is compatible with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in SureBeam's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

                      Audit Committee of the Board of Directors

                      William C. Hale
                      John C. Arme
                      Michael J. Licata

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General—Control By Titan

        As long as The Titan Corporation beneficially owns a majority of our voting power, Titan will have the ability to elect all of the members of the Board and ultimately control our management. Titan may control or influence all decisions relating to our acquisitions, dispositions, credit facilities and borrowing levels, the sale of our equity or debt securities, and the declaration and payment of any dividends on our Common Stock. In addition, Titan will be able to determine the outcome of any matter submitted to a vote of our stockholders for approval and to cause or prevent us from engaging in a transaction that involves a change in control. Dr. Gene Ray, the chairman of our Board, was during our fiscal years ended December 31, 1999, December 31, 2000, and December 31, 2001, and is currently the chairman of the Board of Directors of Titan. Furthermore, Ms. Golding and Mr. Roth, two of our Directors, are also directors of Titan.

        During October 2001, Titan announced that it intends to spin-off its ownership interest in SureBeam to Titan's stockholders. We anticipate that if this spin-off occurs, it would be accomplished through Titan's conversion of all of its Class B common stock into Class A common stock, followed by the distribution of all of the SureBeam shares held by Titan to Titan's stockholders in the form of a tax-free dividend. Titan's stated plan involves filing a letter ruling request with the IRS seeking approval of the tax-free distribution. Titan has stated in October 2001, that it intends to execute the spin-off as soon as practical following the receipt of that ruling.

        Titan must beneficially own at least 80% of the total voting power of our capital stock and 80% of any class of nonvoting capital stock to be able to effect a tax-free distribution of its SureBeam stock to its stockholders in the future. We currently do not have any class of nonvoting capital stock.

        Titan is not required to complete the spin-off of SureBeam. If the spin-off is not completed, Titan may limit our future sale of equity securities to preserve its ownership percentage and control of us.

        Our bylaws provide that we shall indemnify our Directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We also intend to enter into indemnification agreements with our officers and Directors. These agreements may require us to pay or reimburse our Directors or officers for claims brought against them and to advance expenses incurred by them in defending claims. We also will maintain Directors' and officers' insurance if available on reasonable terms.

        The Delaware General Corporation Law governs our transactions with related parties. In connection with significant transactions between us and an interested party, including significant transactions between us and Titan, the Delaware General Corporation Law requires approval by a majority of the members of our Board who do not have an interest in the proposed transaction.

Intercompany Contractual Arrangements

        Our relationship with Titan also is governed by a corporate services agreement and a tax allocation agreement which were previously filed as exhibits to our Form S-1, Registration Number 333-43672. In addition, we have entered into certain license agreements with Titan. We have not negotiated these agreements at arms' length. We have not undertaken any negotiations with unaffiliated third parties with respect to these agreements. Accordingly, we cannot assess whether the terms obtained from Titan are more or less favorable than could be obtained with unaffiliated third parties. As a result, the prices we pay to Titan for services may be higher than the costs we would incur from purchasing these services from third parties or hiring additional staff to perform these services. The terms of our license agreements with Titan may not be as favorable for us as they would be if the agreements were with third parties. The following are summaries of these agreements.

Corporate Services Agreement

        Titan provides to us routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Titan also provides us corporate planning, government relations and corporate quality assurance services. We share administrative systems with Titan, including Titan's accounting system and human resource system. Because Titan engages in government contract work, Titan allocates costs to its subsidiaries based upon government cost accounting requirements. We pay Titan for human resource services based upon our percentage of the total number of employees of Titan, its subsidiaries or affiliates. We pay for other corporate services based upon the average of three percentages: (1) the percentage of our payroll to the total payroll of Titan, its subsidiaries and affiliates, (2) the percentage of our operating revenues to the total operating revenues of Titan, its subsidiaries and affiliates and (3) the percentage of our average net book value (for these purposes, the sum of our tangible capital assets plus inventories) to the total average net book value of Titan, including its subsidiaries and affiliates, as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan can adjust its fees based upon its assessment of our relative use of these services.

        We have subleased approximately 8,200 square feet in San Diego, California from Titan. Under the corporate services agreement, Titan provides us rent, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services and centralized mail and postage and other services. We pay Titan an annual fee determined by our percentage of Titan's annual costs for this facility. Our percentage is based upon the percentage of the total square feet in the facility that we occupy.

        The term of the corporate services agreement was until December 31, 2001; however, we have renewed the agreement for a one year period subject to expiration upon the date of the spin-off from Titan. If there is a spin-off, the corporate services agreement will automatically terminate unless Titan and we agree to an extension of the agreement. We have been in the process of arranging for the replacement of the services performed under the corporate services agreement.

Tax Allocation Agreement

        As long as Titan maintains beneficial ownership of at least 80% of the total voting power of our capital stock and 80% of the total value of our outstanding Common Stock, we will be included in Titan's consolidated federal income tax returns.

        Titan and we have entered into a tax allocation agreement. Under the tax allocation agreement, we have agreed to pay to the applicable tax authorities an amount generally equal to the tax liability that we would have incurred if we had prepared and filed a separate return, although we will not be filing a separate return. Titan will determine the amount of separate taxable income we would realize and the tax liability and expense we would incur on such a separate return. In computing this separate tax liability, our tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that we would have had if we had always owned the businesses transferred to us by Titan. Under the terms of our tax allocation agreement with Titan, if Titan offsets taxable gains with our losses, Titan will have to compensate us in cash for the benefit it receives for its use of our losses when we demonstrate we are able to utilize those losses or they would have otherwise expired.

        As we are one of Titan's subsidiaries for purposes of filing consolidated federal income tax returns, we will be liable for the federal income tax of Titan if Titan or any of its subsidiaries or affiliates fails to pay its taxes. Titan will indemnify us against any taxes for which Titan is liable and any costs and expenses arising out of Titan's failure to pay its share of taxes.

Allocated Costs

        Tax, administrative, corporate services and facilities costs were approximately $1.0 million, $827,000, and $1.9 million for the years ended December 31, 1999, 2000, and 2001, respectively. Although the corporate services agreement and tax allocation agreement were not in place until August 4, 2000, these costs were allocated to us by Titan as if the parties had entered into those agreements on January 1, 1999.

License Agreement

        During October 2001, we entered into a license agreement with Titan whereby we granted Titan an exclusive, fully paid, royalty free, perpetual license to use our technology for all applications other than the worldwide food (excluding water), animal hides and flowers markets. Under the terms of this agreement, SureBeam will be paid a cash payment of $8.0 million and has received availability of a $25.0 million of a $50.0 million total line of credit. The remaining $25.0 million of availability is subject to approval by Titan's lenders, which Titan has informed us it expects to obtain prior to our spin-off. Also, Titan converted $75.0 million of debt owed by SureBeam to Titan under the terms of the Subordinated Promissory Note described in the following section, into 7,857,646 shares of Common Stock. Under the license agreement, Titan has irrevocably assigned to us its right, title and interest in any inventions or discoveries Titan may make through the use of the technology we licensed to it. Titan has also agreed to share one half the costs of maintaining and pursuing patent protection for our technology we licensed to Titan under the license agreement. Under the license agreement, Titan will be obligated to purchase its requirements, if any, for linear accelerators and systems from us through December 31, 2003 and its requirement for integration services through December 31, 2003, subject to some limited exceptions. Equipment and services will be provided at our cost plus a 20% mark-up unless both parties agree to other terms with respect to any purchase order. Titan has not guaranteed purchases under this agreement and we cannot predict the number of systems or services that will be purchased.

Subordinated Promissory Note

        As of December 31, 2001, we owed $72.2 million to Titan under a subordinated, unsecured promissory note under which Titan had agreed to lend us a maximum aggregate amount of $75.0 million, including accrued interest. The amount outstanding under the note was to be due in August 2005 and bore interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, subject to applicable limits on interest rates established by law. Titan's effective weighted average interest rate was calculated at any given period of time by multiplying the daily balance of Titan's total bank debt outstanding times the applicable interest rate for that day, which yields an interest expense for that day. The sum of the daily interest expense amounts is divided by the sum of the daily balances of the total bank debt outstanding to yield a daily effective weighted average interest rate that is then multiplied by 365 to yield an annual effective weighted average interest rate. Titan's effective weighted average interest rate under its senior credit facility for the year ended December 31, 2001, was 7.5%.

        On December 31, 2001, Titan agreed to convert $2.0 million of the amount outstanding under the note into 190,385 shares of Class B common stock, based upon a conversion price of approximately $10.51. On February 13, 2002, Titan agreed to convert the remaining $73.0 million of our subordinated promissory note for 4,441,496 shares of Class A common stock at a price of approximately $9.52 per share, and 3,225,765 shares of Class B common stock at a price of approximately $9.52 per share.

        As of December 31, 2001, Titan agreed to extend us a new $50.0 million senior credit facility to be secured by all of our assets. This facility will be subject to limits in the amounts that can be drawn each quarter, and subject to customary financial covenants and affirmative and negative covenants. Titan lenders have approved up to $25.0 million under this credit facility, but the remaining $25.0 million is subject to approval by Titan's lenders, which Titan has informed us it expects to obtain approval prior to our spin-off. On March 29, 2002, Titan and SureBeam entered into a letter agreement regarding the credit facility, which letter was filed as Exhibit 10.37 to our Form 10-K for the year ended December 31, 2001.

Manufacturing Subcontracts

        We have been designing and developing linear accelerators for medical sterilization systems and other purposes for Titan and its subsidiaries, under subcontract arrangements. During 2001, we sold equipment to Titan on a flat fee basis; and Titan in turn, sold the equipment to the United States Postal Service for treatment of mail to eliminate the threat of anthrax. Under the terms of the license agreement with Titan, future sales of electronic irradiation equipment to Titan, if any, will be sold on a cost plus 20% markup basis, unless otherwise negotiated. Titan is obligated to purchase electronic irradiation equipment it requires, if any, from SureBeam until December 31, 2003, after which it may purchase equipment from any source. Therefore, after December 31, 2003, we anticipate we will receive no revenue from any commercialization of our licensed technology by Titan or any new applications for our licensed technology developed by Titan unless Titan chooses to purchase equipment from us or enter into other arrangements.

Proposed Tax Sharing and Disaffiliation Agreement

        In connection with Titan's plan to spin off its ownership interest in SureBeam to Titan's stockholders, we expect to enter into a tax sharing and disaffiliation agreement with Titan that will provide for, among other things, an agreement with Titan that if we take any action that causes Titan's representations with respect to the letter ruling from the Internal Revenue Service to be untrue or engage in transactions after the distribution that cause the spin-off to be taxable to Titan, we would be required to indemnify Titan for any and all taxes resulting from the failure of the spin-off to qualify as a tax-free transaction. Any indemnification payments by us would most likely be material.

Other Related Party Transactions

        Pursuant to our formation out of Titan's food irradiation and medical sterilization division, we assumed a loan agreement with Lawrence A. Oberkfell, our President and Chief Executive Officer. The loan agreement was for a principal of $375,000 and bears interest at 6.5% per year and will be ratably forgiven over a five-year period unless Mr. Oberkfell's employment is voluntarily terminated or he is terminated for cause. The balance outstanding under the loan agreement as of December 31, 2001 was $225,000. The purpose of the loan agreement was to compensate Mr. Oberkfell for deferred bonus payments from his previous employer he forfeited as a result of accepting his position with SureBeam. If Mr. Oberkfell voluntarily terminates or if he is terminated for cause, Mr. Oberkfell will be responsible for repaying the unforgiven balance plus interest.

Employee Benefit Plans

        Our employees are eligible to participate in various benefit plans, including a 401(k) plan, an employee stock ownership plan, a non-qualified executive deferred compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for our employees, which for 2001 was $313,000, was charged by Titan to us through December 31, 2001.

        If Titan completes the spin-off of its ownership interest in SureBeam to Titan's stockholders, our employees will no longer be eligible to participate in these benefit plans after the spin-off. We would then be required to incur expenses to provide our employees with benefits comparable to the benefits they currently receive under Titan's various benefit plans. Our provision of these benefits to our employees may cost more than the costs that Titan currently charges to us for our employees' participation in Titan's benefit plans, and we may be unable to provide our employees with all of the benefits that they are currently receiving under Titan's benefit plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our Directors and persons who own more than 10% of a registered class of SureBeam's equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, Directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended December 31, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Mr. Oberkfell, who served as a member of our Compensation Committee from August 1, 2001, until February 21, 2002, is our President and Chief Executive Officer. Mr. Oberkfell is party to a loan agreement which was assumed by us in connection with our reorganization with Titan. See "Certain Relationships and Related Transactions—Other Related Party Transactions." None of our executive officers serves as a member of the Board of Directors or compensation committee of an entity that has an executive officer serving as a member of our Board or our Compensation Committee.

III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Set forth in the following table is the beneficial ownership of Common Stock as of March 29, 2002 for our Directors, the executive officers listed in the Summary Compensation Table, our Directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock issuable currently or within 60 days of March 29, 2002 upon exercise of options or warrants held by that person or group are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage ownership is based on 66,823,867 shares of Common Stock outstanding as of March 29, 2002, together with applicable options and warrants for each stockholder. Unless otherwise indicated, the address of each person listed below is in the care of SureBeam Corporation, 3033 Science Park Road, San Diego, California 92121.

	Shares Beneficially Owned
Name & Address
	Number		Percent
The Titan Corporation	54,441,496	(1)	81.5%
Gene W. Ray, Ph.D.	691,014	(2)(3)	1.0%
Lawrence A. Oberkfell	583,203	(2)(4)	*
J. Thomas Allen	116,460	(2)	*
Kevin K. Claudio	64,253	(2)(4)	*
Martha M. Cashman	46,584	(2)	*
James J. Nazarowski	—		*
James Roth	20,963	(2)	*
Susan Golding	11,646	(2)	*
John C. Arme	7,517	(2)(5)	*
Michael J. Licata	596	(2)(5)	*
William C. Hale	—		*
Directors and executive officers as a group, including those named above (12 persons)	1,660,924	(2)(4)(6)	2.4%

*
Indicates less than 1%.

(1)
Represents 4,441,496 shares of Class A common stock held by Titan and 50,000,000 shares of Class A common stock issuable upon conversion of 50,000,000 shares of our Class B common stock currently held by Titan.

(2)
Includes shares which the specified executive officers and Directors have the right to acquire within 60 days of March 29, 2002, pursuant to outstanding options, as follows:

•
Gene W. Ray, 315,838 shares;

•
Lawrence A. Oberkfell, 581,677 shares;

•
J. Thomas Allen, 116,460 shares;

•
Kevin K. Claudio, 63,666 shares;

•
Martha M. Cashman, 46,584 shares;

•
Susan Golding, 11,146 shares;

•
James Roth, 10,963 shares;

•
John C. Arme, 6,250 shares; and

•
all executive officers and Directors as a group, 1,269,043 shares.

(3)
Includes 176,919 shares held directly and 198,257 shares held in a limited partnership of which Dr. Ray and his spouse are the sole general partners.

(4)
Includes shares which specified executive officers have acquired through the SureBeam Employee Stock Purchase Program, as follows:

•
Lawrence A. Oberkfell, 1,526 shares; and

•
Kevin K. Claudio, 587 shares;

•
All executive officers and Director as a group, 4,342 shares.

(5)
Includes shares distributed to specified Directors as compensation as follows:

•
John C. Arme, 1,267 shares; and

•
Michael J. Licata, 596 shares.

(6)
Includes 116,459 shares which may be obtained by exercise of options held by Gary K. Loda, who is an executive officer but not included in the table.

IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following "Report on Executive Compensation" and "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that SureBeam specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION

General

        Our Compensation Committee was established as of August 1, 2001, with the appointment of Messrs. Arme, Licata, Oberkfell and Ray and Ms. Golding. The Compensation Committee held one meeting during fiscal 2001. As of February 21, 2002, the previous members of the Compensation Committee were replaced with Messrs. Arme, Hale and Licata (Chairman), all of whom are non-employee Directors.

Compensation Philosophy

        SureBeam's compensation philosophy is that compensation should be designed to support our primary objective of creating value for our stockholders. The Compensation Committee believes that the following compensation strategies for SureBeam's executive officers, including the Chief Executive Officer (the "CEO"), achieve this objective:

        Attract and retain talented executives—SureBeam provides base compensation in the form of compensation and benefit programs that are comparable to those of similarly sized companies in our industry.

        Emphasize pay for performance—SureBeam seeks to pay its executive officers based on SureBeam's performance and the executive officer's individual performance.

Compensation Programs

        The following are summary descriptions of SureBeam's compensation programs for executive officers:

  Base Salary

        SureBeam generally establishes the base salary of each executive officer based, among other factors, on the Board's assessment of that executive officer's responsibilities, experience and performance. In addition, the Board considers compensation levels in similarly sized companies in our industry. SureBeam's current philosophy is to pay base salaries sufficient to attract and retain executives with a broad, proven track record of performance.

        The performance and base salary of each executive officer is reviewed annually. An executive officer's level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Board reviews and approves all executive officer salary adjustments as recommended by the CEO. The Board reviews the performance of the CEO and establishes his base salary.

  Bonus Plan

        We have developed an annual incentive plan that aligns executive bonus opportunities with short-term (annual) performance goals. The plan was designed to:

  •
  Encourage fiscal responsibility and reward the achievement of our annual financial measures;

  •
  Focus the efforts of the executives on the successful accomplishment of critical business activities and reward the attainment of individual achievements and contributions; and

  •
  Provide SureBeam with the ability to attract and retain a highly motivated executive team.

        During 2001, all executives were eligible for a target annual incentive bonus, calculated by the Compensation Committee as a percentage of the executive's base salary. Target bonuses were based on annual revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") on a per share basis. Each measure was weighted 50%. We achieved 104% of our revenue target and 86% of our per share EBITDA earnings target. In addition, the Compensation Committee reviewed predetermined, individual performance objectives and individual bonus recommendations were adjusted to reflect achievement of each applicable executive's individual performance objectives. Actual target bonuses ranged from 40% to 60% of an executive's base salary. The financial measures for 2002 have been approved and will again be based on revenue and per share EBITDA. The weighting for each measure was adjusted slightly to 40% revenue and 60% per share EBITDA in order to emphasize our objective to achieve a positive per share EBITDA in 2002. Individual performance objectives for each executive were developed and approved by the Board.

  Equity-Based Program

        Our equity-based awards consist principally of stock options granted from time to time under the SureBeam 2000 Stock Option and Incentive Plan and the SureBeam 2000 Nonstatutory Stock Option Plan. These options are granted in order to align management interests with those of stockholders. The grants are based on various factors, including competitive practice, each executive officer's ability to contribute to our future success and the other elements of such executive officer's compensation.

CEO Compensation

        Mr. Oberkfell's compensation for fiscal 2001 consisted primarily of base salary, bonus, and partial forgiveness of a loan made to Mr. Oberkfell in 2000 to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer. Mr. Oberkfell also received a car allowance of $600 per month and deferred compensation of $3,500. When determining the components of Mr. Oberkfell's compensation for fiscal 2001, consideration was given to Chief Executive Officer compensation in other publicly owned and similarly sized companies in comparable industries. Mr. Oberkfell's base salary effective as of April 1, 2001 was $400,000. The annual target award for fiscal 2001 for Mr. Oberkfell's bonus was set at up to 60% of his base salary. Mr. Oberkfell's bonus for fiscal 2001 was based on our revenue growth, return on sales, and his performance against individual objectives. During fiscal 2001, Mr. Oberkfell received bonus awards aggregating $260,000, in cash relating to performance during 2000. Upon joining SureBeam in 1999, Mr. Oberkfell was granted a one-time grant of 1,863,354 stock options. This grant was designed to provide incentive throughout the term of the option to strive to operate SureBeam in a manner that directly affects both the short term and long term interests of the stockholders. As of March 29, 2002, Mr. Oberkfell held 1,513,354 stock options, 581,677 of which were fully vested.

        The Internal Revenue Code imposes a limitation on the deduction under Section 162(m) for certain executive officers' compensation unless certain requirements are met. Our policy is to have all compensation fully deductible; however, we reserve the right to pay compensation that is not deductible if it is in our best interests.

                      Compensation Committee of the Board of Directors

                      Michael J. Licata
                      John C. Arme
                      William C. Hale

COMPARE CUMULATIVE TOTAL RETURN
AMONG SUREBEAM CORPORATION,
NASDAQ COMPOSITE INDEX AND SIC CODE 3556

ASSUMES $100 INVESTED ON MARCH 16, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2001

	3/16/01	3/31/01	6/30/01	9/30/01	12/31/01
SureBeam Corporation	$100.00	$108.37	$199.20	$96.59	$121.83
Nasdaq Composite Index	$100.00	$97.12	$105.25	$92.85	$95.33
SIC Code 3556	$100.00	$104.88	$122.92	$95.36	$111.26

*
Assumes $100 invested on March 16, 2001, in each specified group with reinvestment of dividends, if any.

        SureBeam is classified under SIC Code 3556. The Performance Graph is presented for the period beginning the time at which SureBeam became a publicly traded company and ending on December 31, 2001. Historical stock performance during this period may not be indicative of future stock performance.

EMPLOYMENT CONTRACTS

        Pursuant to our contribution agreement with Titan, we assumed a letter agreement dated October 7, 1999, which was further amended on October 18, 1999, with Lawrence A. Oberkfell, our

President and Chief Executive Officer, regarding the terms of his employment. This agreement provides for an annual base salary of $350,000 and provides that Mr. Oberkfell is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. Under the terms of the letter agreement, Mr. Oberkfell received a signing bonus of $30,000. The letter agreement provided for an annual bonus of up to 75% of Mr. Oberkfell's salary and a car allowance. In accordance with the terms of the letter agreement, we granted Mr. Oberkfell options to purchase 1,863,354 shares of our Class A common stock at an exercise price of $0.1438 per share and options to purchase 40,000 shares of Titan common stock at an exercise price of $20.938 per share. These options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the date the options were granted and an additional 25% vesting on each subsequent anniversary of that date. In addition, the letter agreement provides that we will loan Mr. Oberkfell $375,000 to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer. Under the letter agreement, we will forgive this loan over a five year period unless Mr. Oberkfell voluntarily terminates his employment with us or if we terminate him for cause. If we terminate Mr. Oberkfell's employment after the first two years for reasons other than if he is grossly negligent in the performance of his material work duties, Mr. Oberkfell shall receive a payment equal to six months of base salary at the then current rate.

        Pursuant to our contribution agreement with Titan, we assumed a letter agreement dated July 14, 1999, with Kevin K. Claudio, then our Vice President and Chief Financial Officer, regarding the terms of his employment. Mr. Claudio is currently our Senior Vice President of Global Operations. The letter agreement provided for an initial annual base salary of $129,000 and provided that Mr. Claudio is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. The letter agreement provided for an annual bonus of up to 25% of Mr. Claudio's salary based on individual and/or SureBeam performance and a car allowance of $300 per month. In accordance with the terms of the letter agreement, Mr. Claudio received options to purchase 30,000 shares of Titan common stock at an exercise price of $9.75 per share. These options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the date the options were granted and an additional 25% vesting on each subsequent anniversary of that date. Under the letter agreement, if we terminate Mr. Claudio's employment after the first year other than for cause, Mr. Claudio shall receive severance of six months of base salary. Currently, Mr. Claudio's base salary is $215,000. He can earn an annual bonus of 45% of his base salary and he has a $500 monthly car allowance.

        On January 12, 2001, we entered into a letter agreement with Martha C. Cashman, our Senior Vice President, International Business Development, regarding the terms of her employment. This agreement provides for an annual base salary of $240,000 and provides that Ms. Cashman is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. The letter agreement also provides for an annual bonus of up to 40% of Ms. Cashman's base salary based on individual and/or SureBeam performance. Ms. Cashman can also earn an additional 15% of her base salary for exceeding these goals. For 2001, Ms. Cashman has a guaranteed bonus of $60,000. Ms. Cashman also received a signing bonus of $65,000. During the term of her employment, Ms. Cashman also will receive a car allowance of $500 per month. By the terms of this letter agreement, Ms. Cashman also received options to purchase 10,000 shares of Titan stock under the Titan Stock Option Plan and 186,335 shares of SureBeam stock at an exercise price of $0.1438 per share. These options vest at a rate of 25% per year for four years. Ms. Cashman received reimbursement for the commission cost of selling her home and for relocating to San Diego. The letter agreement also provided Ms. Cashman $1,500 per month for up to six months to cover temporary living expenses in connection with her relocation to San Diego.

        On July 1, 2001, we entered into a letter agreement with James J. Nazarowski, our Senior Vice President, Sales and Marketing, regarding the terms of his employment. This agreement provides for an annual base salary of $250,000 and provides that Mr. Nazarowski is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. The letter agreement also provides for an annual bonus of up to 40% of Mr. Nazarowski's base salary based on individual and/or SureBeam performance. Mr. Nazarowski can also earn an additional 15% of his base salary for exceeding these goals. For 2001, Mr. Nazarowski has a guaranteed bonus of 40% pro-rated for the remaining portion of the year. During the term of his employment, Mr. Nazarowski also will receive a car allowance of $500 per month. By the terms of this letter agreement, Mr. Nazarowski also received options to purchase 100,000 shares of our Class A common stock at an exercise price of $16.06 per share. These options vest at a rate of 25% per year for four years. If we terminate Mr. Nazarowski's employment after the first year for any cause, Mr. Nazarowski shall receive severance in a lump sum amount equal to six months of Mr. Nazarowski's salary and benefits in effect at that time.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation we paid for services rendered in all capacities during the last fiscal year to our Chief Executive Officer and our other four most highly compensated executive officers who served as such at the end of fiscal 2001. In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to our salaried employees.

			Annual Compensation				Long Term Compensation
Name & Principal Position	Year		Salary	Bonus		Other Annual Compensation(1)	Securities Underlying SureBeam Options	Securities Underlying Titan Options	All Other Compensation
Lawrence A. Oberkfell, President, Chief Executive Officer and Director	2001 2000 1999	(3)	$390,389 350,002 40,385	$240,000 260,000 30,000	(4)	$7,200 7,200 600	— — 1,863,354	— — 40,000	$97,970 101,942 56,080	(2) (2) (2)
J. Thomas Allen, Vice President, Systems Engineering, Integration and Field Operations	2001 2000 1999		162,263 147,200 141,617	60,000 60,000 55,000		— — —	— — 93,167	— — 10,000	7,456 7,100 6,600	(5)
Martha M. Cashman, Senior Vice President, International Business Development	2001 2000 1999	(6)	207,692 — —	125,000 — —	(7)	5,500 — —	186,335 — —	10,000 — —	40,492 — —	(8)
Kevin K. Claudio, Senior Vice President, Global Business Operations	2001 2000 1999	(9)	205,585 150,546 52,096	96,750 100,000 40,000		5,446 3,462 1,523	— 372,670 —	— — 30,000	— — —
James J. Nazarowski, Senior Vice President, Sales and Marketing	2001 2000 1999		203,525 — —	50,000 — —		3,000 — —	100,000 — —	2,000 — —	116,669 191,837 —	(10) (10)

(1)
Represents car allowance.

(2)
Includes (i) deferred compensation of $3,500 for 2001; (ii) moving expenses of $2,604 for 2000 and $56,080 for 1999 and (iii) partial forgiveness of a loan to Mr. Oberkfell to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer, in the amount of $94,470 for 2001 and $99,338 for 2000. See "—Employment Contracts."

(3)
Mr. Oberkfell commenced employment with us in November 1999.

(4)
Represents signing bonus paid to Mr. Oberkfell.

(5)
Represents deferred compensation of $7,456 for 2001, $7,100 for 2000, and $6,600 for 1999.

(6)
Ms. Cashman commenced employment with us in February 2001.

(7)
Includes signing bonus of $65,000 paid to Ms. Cashman.

(8)
Represents moving expenses.

(9)
Reflects compensation received from Titan from August 1999 to December 1999 in connection with services rendered to Titan's medical equipment sterilization and electronic food irradiation business.

(10)
Represents compensation paid to Mr. Nazarowski as an independent consultant during 2000 and 2001, prior to his joining SureBeam in August 2001. See "—Employment Contracts."

Executive Officers

        Our executive officers and their respective positions are set forth in the following table. Biographical information on each executive officer who is not a Director is set forth following the table. There are no family relationships between any director or executive officer and other Director or executive officer of SureBeam. Executive officers serve at the discretion of the Board. The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her death, resignation or removal.

Name	Position	Age	Year Became Officer
Lawrence A. Oberkfell	President, Chief Executive Officer and Director	48	1999
Kevin K. Claudio	Senior Vice President, Global Business Operations	45	2000
David A. Rane	Senior Vice President, Chief Financial Officer	47	2001
Martha M. Cashman	Senior Vice President, International Business Development	48	2001
James J. Nazarowski	Senior Vice President, Sales and Marketing	52	2001
J. Thomas Allen	Vice President, Systems Engineering, Integration and Field Operations	54	1994
Gary K. Loda	Vice President, Manufacturing	56	1997

        Lawrence A. Oberkfell's biography is included with those of the other members of the Board.

        Kevin K. Claudio has served as our Senior Vice President, Global Business Operations since June 2001. He served as our Vice President and Chief Financial Officer from January 2000 to June 2001. Mr. Claudio served as the Director of Business Operations of Titan from August 1999 to December 1999. From April 1996 to July 1999, he was the Controller of Palomar Systems, a division of Electro Scientific Industries, a high-tech capital equipment manufacturer. From 1986 to 1996, he held various positions at General Dynamics Corporation, most recently as Controller of the Convair Division. Mr. Claudio received a B.S. degree from Fairmont State College and is a Certified Public Accountant in the State of California.

        David A. Rane has served as our Senior Vice President and Chief Financial Officer since June 2001. Prior to joining us, Mr. Rane served as Chief Operating Officer from August 2000 to February 2001, and as Chief Financial Officer from January 2000 to August 2000 for StoreRunner Network, Inc., a web-based shopping portal and search engine. From June 1993 until December 1999, he served in various positions at Callaway Golf Company, including most recently as Executive Vice President of Administration and Planning and Chief Financial Officer. Prior to 1993, Mr. Rane was a senior manager for the accounting firm of Price Waterhouse LLP (now PricewaterhouseCoopers LLP), and served a total of 14 years in public accounting. Mr. Rane received a B.A. degree from Brigham Young University.

        Martha M. Cashman has served as our Senior Vice President, International Business Development since June 2001. Ms. Cashman served as our Vice President, International Business Development from February 2001 to June 2001. From September 1991 to December 2000 she held various positions at Land O'Lakes, Inc., a food and agricultural cooperative, most recently as Vice President, International Division. She received a B.A. degree from the University of Minnesota.

        James J. Nazarowski has served as our Senior Vice President of Sales and Marketing since July 2001. From January 2000 until June 2001, Mr. Nazarowski provided us with sales and marketing consulting services as President of FirstCo Development, Inc., a consulting company focused on the food industry and related products. Prior to that, he held various positions during 25 years at Orval Kent Food Company, a ready-to-eat food company, including Vice President of Sales and Marketing and most recently as President of Business Development. Mr. Nazarowski received a B.S. degree from the State University of New York at Buffalo.

        J. Thomas Allen has served as our Vice President, Systems Engineering, Integration and Field Operations since June 2001, and prior to that served as our Vice President, Systems Integration since January 1994. From September 1991 to December 1993 he provided technical consultant services to Titan for the design and start-up of the SureBeam medical sterilization process. Since 1991, Mr. Allen has been responsible for the design and implementation of a dozen electron beam or x-ray systems for both food irradiation and medical equipment sterilization applications, and has been issued three patents, with five more pending in this field. He received a B.S. degree from Cornell University, is a Senior Member of SME and IIE, and is certified as a Professional in Systems Integration.

        Gary K. Loda has served as our Vice President, Manufacturing since October 1997. Mr. Loda was retired from 1990 to 1997. Prior to his retirement, Mr. Loda served as President of the Beta Division of The Titan Corporation from 1983 to 1990. From 1980 to 1983, Mr. Loda founded and served as President of Beta Development Corporation, a manufacturer of high-energy lasers and electron accelerators. Beta Development Corporation merged with Titan Systems, the predecessor to The Titan Corporation, in 1983. Mr. Loda received B.S. and M.S. degrees from the University of Wisconsin.

SureBeam Option Grants in Year Ended 2001

        The following table sets forth summary information regarding the option grants made to our President and Chief Executive Officer, and our four other most highly compensated officers during the 2001 fiscal year.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2001
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Lawrence A. Oberkfell	—	—	—	—	—	—
J. Thomas Allen	—	—	—	—	—	—
Martha M. Cashman	186,335	25%	$0.14	2/19/2008	$348,491	$493,408
Kevin K. Claudio	—	—	—	—	—	—
James J. Nazarowski	100,000	14%	16.06	7/2/2011	1,010,005	2,559,550

        In the table above, 25% of the options listed vest on each anniversary of the grant date. The Board has the right to accelerate the vesting of these options. The term of the options is the earlier of the plan expiration or 10 years.

        The option numbers and exercise prices have been adjusted to reflect options granted by our operating subsidiary to the individuals listed above. We substituted these options in connection with the contribution of the electronic food irradiation business from Titan to us. The percent of total options granted is based on a total of 733,368 options granted to employees in 2001, as adjusted.

        The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of common stock on the date of the grant as determined by the board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the common stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the SEC. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

Aggregated SureBeam Option Exercises in Fiscal Year 2001 and Year-End Option Values

        The following table sets forth, with respect to our President and Chief Executive Officer and our four other most highly compensated officers, information regarding the number and value of securities underlying unexercised options for our Class A common stock held by them as of December 31, 2001, as well as the number of shares and value of our Common Stock acquired by the individuals listed below pursuant to stock options exercised during 2001:

			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In The Money Options At Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexcercisable
Lawrence A. Oberkfell	—	—	931,677	931,677	$9,620,497	$9,620,497
J. Thomas Allen	559,005	$5,268,750	—	163,043	—	1,683,582
Martha M. Cashman	—	—	—	186,335	—	1,924,095
Kevin K. Claudio	92,670	1,118,175	498	279,502	5,142	2,886,138
James J. Nazarowski	—	—	—	100,000	—	—

        The values of unexercised in-the-money options at year-end in the table above were determined based on the fair market value as of December 31, 2001 minus the per share exercise price multiplied by the number of shares.

        All stock options that we have granted are immediately exercisable for shares of restricted common stock, subject to our right of repurchase on vested or unvested shares at book value. These options are shown as unexercisable in the table above. At year-end, Mr. Oberkfell held 931,677 options remaining subject to a vesting schedule; Mr. Allen held 163,043 options remaining subject to a vesting schedule; Ms. Cashman held 186,335 options remaining subject to a vesting schedule; Mr. Claudio held 279,502 options remaining subject to a vesting schedule; and Mr. Nazarowski held 100,000 options remaining subject to a vesting schedule. In the table above, 25% of the options listed vest on each anniversary of the grant date. The Board has the right to accelerate the vesting of these options. The term of the options is 10 years.

Aggregated Titan Option Exercises in Fiscal Year 2001 and Year-End Option Values

        The following table sets forth, with respect to our President and Chief Executive Officer and our four other most highly compensated officers, information regarding the number and value of securities underlying unexercised options for Titan's common stock held by them as of December 31, 2001, as well as the number and value of Titan shares acquired by the individuals listed below pursuant to stock options exercised during 2001:

			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-The-Money Options At Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexcercisable
Lawrence A. Oberkfell	—	—	20,539	19,461	$82,402	$78,078
J. Thomas Allen	8,750	$116,706	1,875	4,375	28,500	66,500
Martha M. Cashman	—	—	—	2,000	—	5,040
Kevin K. Claudio	15,000	244,500	1,875	13,125	28,500	199,500
James J. Nazarowski	—	—	—	2,000	—	13,380

        Dollar values of unexercised in-the-money options at year-end in the table above were calculated by taking the fair market value of Titan's common stock as of December 31, 2001, subtracting the per share exercise price of the option and multiplying the result by the number of shares obtainable through exercise of the option. Options were granted at an exercise price equal to the fair market value of Titan's common stock, as determined by Titan's Board of Directors on the date of grant. In the table above, 25% of the options listed vest on each anniversary of the grant date. Our Board has the right to accelerate the vesting of these options. The term of the options is 10 years.

Nonstatutory Stock Option Plan

        Our Nonstatutory Stock Option Plan will terminate on February 19, 2008. An aggregate of 7,975,137 shares of Class A common stock currently are authorized for issuance under the Nonstatutory Stock Option Plan. As of December 31, 2001, options to purchase a total of 7,928,553 shares of our Class A common stock were held by all participants under the Nonstatutory Stock Option Plan, leaving 46,584 shares of our Class A common stock remaining available for grant. Our Nonstatutory Stock Option Plan provides for grants of nonstatutory stock options to our officers and Directors and the officers and directors of Titan.

Method of Accounting

        The Nonstatutory Stock Option Plan constitutes a fixed plan within the provisions of APB No. 25. Deferred compensation for these options will be recorded to the extent that the fair market value exceeds the exercise price. At the time of our initial public offering, we recorded deferred compensation of approximately $78.6 million, approximately $38.7 million of which was related to options under this plan and recognized as an expense in the first quarter of 2001. We will recognize this charge in accordance with the vesting provisions of the related options through 2004.

Stock Options

        Stock options are granted pursuant to stock option agreements. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Nonstatutory Stock Option Plan vest at the rate specified in the option agreement.

        The term of stock options granted under the Nonstatutory Stock Option Plan may not run beyond February 19, 2008. Unless the terms of an optionee's stock option agreement provide for earlier termination, in the event an optionee's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee or his beneficiary may exercise any vested options up to twelve months after the date such service relationship ends. If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may exercise any vested options up to 3 months from cessation of service, unless the terms of the stock option agreement provide for earlier termination. If an optionee is permanently disabled during his or her service to us, such person's options may be exercised up to 12 months following such disability. If an optionee dies during his or her service to us, such person's options may be exercised up to 18 months following such death.

        Acceptable consideration for the purchase of Common Stock issued under the Nonstatutory Stock Option Plan is determined by the Board and may include cash, Common Stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by our Board.

        Generally, an optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

Section 162(m)

        Section 162(m) of the Code generally denies a corporate tax deduction to publicly held corporations for some compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 and is not paid based on performance.

Changes In Control

        Under specified changes in control, all outstanding options under the Nonstatutory Stock Option Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity does not assume, continue or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised.

Plan Administration

        Our Board administers the Nonstatutory Stock Option Plan. Our Board may delegate authority to administer the Nonstatutory Stock Option Plan to a committee. Subject to the terms of the plan, our Board or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting. Subject to the plan limitations, our Board or its authorized committee also determines the exercise price of options granted.

        Our Board or its designated committee may, in its sole discretion, amend the terms of any one or more options granted or made under the Nonstatutory Stock Option Plan if the optionee consents to the change in writing. Our Board or its designated committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the Nonstatutory Stock Option Plan may be exercised. In the event of a decline in the value of our Common Stock, our Board or its designated committee has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

Employee Stock Purchase Plan

        In August 2000, we adopted our Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan commenced on March 16, 2001.

        Unless otherwise determined by our Board, employees are eligible to participate in the Purchase Plan only if they are employed by us or our subsidiary designated by the Board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the Board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld under the Purchase Plan. The amount withheld is then used to purchase shares of the Common Stock on specified dates determined by the Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

        In the event of a merger, reorganization, consolidation or liquidation involving our Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. Our Board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase Common Stock.

Tax Qualified Plans

        We are a participating employer in The Titan Corporation Consolidated Retirement Plan. The Consolidated Plan is composed of two portions: (1) the 401(k) portion of the Consolidated Plan and (2) the Employee Stock Ownership Plan portion of the Consolidated Plan as set forth below:

  •
  401(k) Plan. The 401(k) portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(k) of the Code. All employees who are at least 21 years old are eligible to participate and may enter the 401(k) Plan as of any January 1, April 1, July 1 or October 1. Each participant may contribute up to 15% of his or her pre-tax gross compensation to the savings plan, subject to statutorily prescribed annual limits, with a limit of $10,500 in calendar year 2001. We match employee contributions dollar-for-dollar, up to a maximum of 5% of each participant's compensation. Each participant's contributions, the matching contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn from the plan. Employee contributions and our matching contributions are held in trust and invested by the savings plan trustee as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

  •
  Employee Stock Ownership Plan. The Employee Stock Ownership Plan portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsection 401(a) and an employee stock ownership plan under 4975(e)(7) of the Code. This portion of the plan is designed to invest primarily in employer securities. All employees who are at least 21 years old and employed on December 31 of any plan year in which we make a discretionary contribution are eligible to receive a portion of such contribution. All of our contributions are discretionary. Our contributions and the corresponding investment earnings are generally not taxable to the participants until withdrawn. Contributions are held in trust as required by law. Qualified individual participants who are at least 55 years old and have participated in the Employee Stock Ownership Plan portion of the Consolidated Plan for at least 10 years may direct the trustee to invest up to 50% of their accounts in authorized investment alternatives.

ANNUAL REPORT

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC, excluding exhibits, is being mailed to stockholders with this Proxy Statement. We will furnish any exhibit to our Annual Report on Form 10-K free of charge to any stockholder upon written request to the Company at 3033 Science Park Road, San Diego, California 92121. The Annual Report is not incorporated in, and is not a part of, this Proxy Statement and is not proxy-soliciting material. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the SEC and other publicly available information.

OTHER MATTERS

        The Board does not know of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment with respect to such matters.

San Diego, California April 19, 2002	By Order of the Board of Directors
	By:	/s/ LAWRENCE A. OBERKFELL Lawrence A. Oberkfell President, Chief Executive Officer and Director

EXHIBIT A

FORM OF AMENDMENT TO THE
SUREBEAM CORPORATION
2000 STOCK OPTION AND INCENTIVE PLAN

        THIS AMENDMENT (the "Amendment") TO THE SUREBEAM CORPORATION 2000 STOCK OPTION AND INCENTIVE PLAN (the "Plan") was adopted by the Board of Directors (the "Board") of SureBeam Corporation (the "Company") on February 21, 2002.

        WHEREAS, Section 21 of the Plan provides that the Board may at any time, and from time to time amend, suspend or terminate the Plan as to any shares of Common Stock as to which Awards (as defined in the Plan) have not been made; PROVIDED, HOWEVER, that the Board shall not, without approval of the Company's stockholders, amend the Plan such that it does not comply with the Internal Revenue Code of 1986, as now in effect or as hereafter amended;

        WHEREAS, as of December 31, 2001, options to purchase up to eight hundred twenty one thousand one hundred seventy four (821,174) shares of the Company's Class A common stock of the two million one hundred seventy thousand eight hundred (2,170,800) shares of Class A common stock which may be issued under the Plan have been granted to eligible employees, officers, Directors and consultants pursuant to the terms of the Plan;

        WHEREAS, in order to continue to attract and retain qualified employees, officers, Directors and consultants, the Board is of the opinion that it is necessary that the maximum number of shares of Class A common stock that may be issued under the Plan be increased by three million (3,000,000) shares from two million one hundred seventy thousand eight hundred (2,170,800) shares to five million one hundred seventy thousand eight hundred (5,170,800) shares (subject to adjustment as provided in the Plan); and,

        NOW, THEREFORE, the following amendments to the Plan are unanimously adopted by the Board, subject to the approval of the stockholders of the Company:

  A.
  Section 4 of the Plan is hereby amended by deleting the number "two million one hundred seventy thousand eight hundred (2,170,800)" from the first full sentence contained therein and substituting in lieu thereof the number "five million one hundred seventy thousand eight hundred (5,170,800) shares"

        The Plan is amended and modified only to the extent specifically amended or modified by this Amendment and none of the other terms, conditions or provisions of the Plan, are amended or modified by this Amendment.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its officer thereunto duly authorized this [            ] day of [            ], [            ].

By:

Name:
Title:

A-1

EXHIBIT B

SUREBEAM CORPORATION
AUDIT COMMITTEE CHARTER

  I.
  PURPOSE

        The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to designated regulatory bodies or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

        Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

        Review and appraise the audit efforts of the Corporation's independent auditors.

        Provide an open avenue of communication among the independent auditors, financial and senior management of the Board.

  II.
  COMPOSITION

        The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Independence shall be determined in accordance with the rules of the NASDAQ Exchange. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

        The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

  III.
  MEETINGS

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communications, the Committee shall meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or either of these groups believe should be discussed. In addition, the Committee should meet with the independent auditors and management quarterly to review the Corporation's financials consistent with Section IV below.

  IV.
  RESPONSIBILITIES AND DUTIES

        Documents/Reports Review

        1.    Review and update this Charter periodically, at least annually, as conditions dictate.

        2.    Review the Corporation's annual financial statements and any reports or other financial information submitted to designated regulatory bodies as identified from time to time (currently the Securities and Exchange Commission and the NASDAQ Exchange) or the public, including any certification, report, opinion or review rendered by the independent auditors.

        3.    Review with financial management and the independent auditors each 10-Q prior to its filing and the quarterly earnings report prior to its release to the press.

        Independent Auditors

        4.    Recommend to the Board the selection of independent auditors, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee shall ensure its receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and the Corporation and shall review and discuss with the auditors all relationships or services that may impact the objectivity and independence of the auditors.

        5.    Review the performance of the independent auditors and, when circumstances warrant, recommend to the Board any proposed discharge of the independent auditors.

        6.    Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

        7.    Make recommendations to the Board with regard to appropriate action to be taken to oversee the independence of the outside auditor.

        Financial Reporting Processes

        8.    In consultation with the independent auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

        9.    Consider the independent auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

        10.  Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practice as suggested by the independent auditors or management.

        Process Improvement

        11.  Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

        12.  Following completion of the annual audit, review separately with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

        13.  Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

        14.  Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

        Ethical and Legal Compliance

        15.  Review management's monitoring of compliance with the Corporation's Code of Ethical Conduct and ensure that management has the proper review system in place to ensure enforcement.

        16.  Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

        17.  Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

        18.  Have the power to conduct or authorize investigations into matters within the Committee's scope of responsibilities and retain independent counsel, accountants or others to assist it in the conduct of an investigation.

        19.  Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

        20.  Notwithstanding any of the foregoing, the potential legal liability of the Committee members shall be no greater than that of other members of the Board.

[Form of Proxy]

SUREBEAM CORPORATION
3033 Science Park Road
San Diego, California 92121
(858) 552-9480

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR USE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS
ON MAY 23, 2002.

        The shares of Common Stock you hold will be voted as you specify. By signing this proxy, you revoke all prior proxies and appoint Lawrence A. Oberkfell, David A. Rane and each of them, with full power of substitution, to vote your shares on the matters shown below and any other matters which may come before the Annual Meeting and all adjournments.

        This Proxy when properly executed, will be voted as directed or, if no direction is given, will be voted for Items 1, 2 and 3.

The Board of Directors recommends a vote for Items 1, 2 and 3.

(1)
For the election of the following persons as Class I Directors of SureBeam to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are elected and qualified:

Lawrence A. Oberkfell John C. Arme
☐	FOR nominees listed above, except as indicated to the contrary below.	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR A SINGLE NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

(2)
The approval of the Amendment of the SureBeam 2000 Stock Option and Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN
(3)
Ratification of SureBeam's selection of KPMG LLP as independent auditors for SureBeam for fiscal year ending December 31, 2002.

☐	FOR	☐	AGAINST	☐	ABSTAIN
(4)
In their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

        The shares represented by this proxy will be voted as you have indicated above. If no indication has been made, the shares represented by this proxy will be voted for the above nominees and in favor of such proposals, and as said proxy deems advisable on such other business as may properly come before this meeting.

Dated:	, 2002
(Signature)
(Signature of joint owner or additional trustee)

Sign exactly as your name appears on your share certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2002
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2002
I. PROPOSALS Proposal 1. Election of Directors
Proposal 2. Approval of Amendment of the SureBeam 2000 Stock Option and Incentive Plan
Proposal 3. Ratification of Selection of Auditors
II. CORPORATE GOVERNANCE AND RELATED MATTERS BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES
AUDIT COMMITTEE INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT ON EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS
SUMMARY COMPENSATION TABLE
SureBeam Option Grants in Year Ended 2001
Aggregated SureBeam Option Exercises in Fiscal Year 2001 and Year-End Option Values
Aggregated Titan Option Exercises in Fiscal Year 2001 and Year-End Option Values
ANNUAL REPORT
OTHER MATTERS
EXHIBIT A FORM OF AMENDMENT TO THE SUREBEAM CORPORATION 2000 STOCK OPTION AND INCENTIVE PLAN
EXHIBIT B SUREBEAM CORPORATION AUDIT COMMITTEE CHARTER